Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 1, 2011 (except for the last paragraph of Note 1, as to which the date is April     , 2012), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-178925) and related Prospectus of Infoblox Inc. for the registration of shares of its common stock.

Ernst & Young LLP

San Jose, California

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in the last paragraph of Note 1 to the financial statements.

/s/ Ernst & Young LLP

San Jose, California

March 30, 2012